Exhibit 5.3

Postbus 1110
3000 BC Rotterdam		Rotterdam, 5 April 2007
Weena 750
3014 DA Rotterdam
T +31 10 224 00 00
F +31 10 414 84 44	To:	Elan Finance public limited company
Elan Finance Corp.
Elan Corporation, plc

c/o Elan Corporation, plc
Treasury Building
Lower Grand Canal Street
Dublin 2, Ireland
Ladies and Gentlemen,
Re: 8 7/8% Senior Fixed Rate Notes due 2013 and Senior Floating Rate Notes due 2013
This opinion is rendered to you at your request in connection with an offer by Elan Finance Corp., a Delaware corporation, and Elan Finance public limited company, an Irish public limited company (together the “Co-Issuers”), to exchange up to $465,000,000 of the Co-Issuers’ 8 7/8% Senior Fixed Rate Notes due 2013 and up to $150,000,000 of the Co-Issuers’ Senior Floating Rate Notes due 2013 (together, the “Outstanding Notes”) for an identical principal amount at maturity of the Co-Issuers’ 8 7/8% Senior Fixed Rate Notes due 2013 and the Co-Issuers’ Senior Floating Rate Notes due 2013 (together the “Exchange Notes”) registered under the Securities Act. We understand that the Exchange Notes will be issued pursuant to the Indenture (the “Indenture”) dated as of November 22, 2006 between the Co-Issuers, Elan Corporation, plc, an Irish public limited company (“Elan Corporation”), and Elan Pharma B.V. and Monksland Holdings B.V. (together the “Companies”) (and certain other guarantors party thereto) and the Bank of New York, as Trustee (the “Trustee”) and, when issued, will be guaranteed by the Companies pursuant to the guarantees (the “Note Guarantees”) pursuant to the Indenture.
NautaDutilh N.V. has its seat at Rotterdam, the Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out, subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.
ABN AMRO Bank 46.69.93.293; Fortis Bank 64.21.43.218; Postbank 50296; Account Name: Stichting Beheer Derdengelden Advocatuur NautaDutilh.

Rotterdam, 5 April, 2007
Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A hereto. Capitalised terms used but not defined herein, shall have the meanings assigned thereto in the Indenture. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.
This opinion letter is addressed solely to you. It may only be relied upon by you and may be used only in connection with the Documents. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations and warranties, or other information contained in the Documents, except as expressly confirmed in this opinion letter. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent, except to your professional advisers in this transaction. We do, however, hereby consent to the filing of this opinion as an exhibit to the Co-Issuers’ Registration Statement on Form F-4 to be filed with the United States Securities and Exchange Commission (the “Commission”) with respect to the Exchange Notes and the Note Guarantees, without admitting that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.
In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and we have relied upon signed execution copies of the Documents and the Corporate Documents, and we have assumed that the Documents have been entered into for bona fide commercial reasons. We have with your permission not investigated or verified any factual matter disclosed to us in the course of our review.
We have not been involved in structuring, drafting or negotiating of any of the Documents.
This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Community, as they stand at today’s date and as they are presently interpreted under published authoritative case law of the Netherlands Courts, the European Court of First Instance and the European Court of Justice. Unless otherwise specifically stated herein, we do not express any opinion on Netherlands or European competition law, tax law or securities law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of

Rotterdam, 5 April, 2007
Netherlands law subsequent to today’s date.
The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter may only be relied upon by you, and our willingness to render this opinion letter to you is based, on the condition that you accept that the legal relationship between yourselves and NautaDutilh N.V. is governed by Netherlands law and that any issues of interpretation or liability arising out of or in connection with this opinion letter are submitted to the exclusive jurisdiction of the competent courts at Rotterdam, the Netherlands.
In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.
For the purposes of this opinion letter, we have assumed that:
(a)	all documents reviewed by us as originals are complete and authentic and the signatures on these documents are the genuine signatures of the persons purported to have signed them, all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals and these originals are complete and authentic and the signatures on them are the genuine signatures of the persons purported to have signed them;

(b)	no defects attach to the incorporation of the Companies (aan hun totstandkoming kleven geen gebreken) and the Deeds of Incorporation have been executed on the basis of valid declarations of no objection (verklaringen van geen bezwaar) by a civil law notary (notaris), who had the power and authority to execute the Deeds of Incorporations and the Articles of Association comply with Netherlands law (voldoen aan de eisen der wet);

(c)	the Articles of Association of each of the Companies are its articles of association currently in force. The Extracts and the Certificates support this assumption;

(d)	none of the Companies has (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted into a foreign entity, (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surséance van betaling

Rotterdam, 5 April, 2007
verleend), or (vi) been made subject to any other insolvency proceedings under any applicable law or otherwise be limited in its rights to dispose of its assets including but not limited to emergency regulations (noodregeling) on the basis of Article 3:160 AFS. The Extracts and our inquiries of today over the telephone with the Bankruptcy Clerk’s Office support the assumptions (i) up to and including (v). However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred;
(e)	the resolutions recorded in the Resolutions are in full force and effect the factual statements made and the confirmations given in the Resolutions and the Certificates are complete and correct;

(f)	the contents of the Extracts are complete and correct;

(g)	each of the powers of attorney, authorisations and appointments contained in the Resolutions, under any applicable law other than Netherlands law, validly authorises the person or persons purported to be granted power of attorney or authorisation, to represent and bind the relevant Company vis-à-vis the other parties to the Documents with regard to the transactions contemplated thereby;

(h)	the Documents have been signed on behalf of the Companies by Petrus Hendrik Bosse;

(i)	none of the opinions stated in this opinion letter will be affected by any foreign law;

(j)	the assumptions under (a) up to and including (i) were, where relevant, true and correct at all relevant times prior to the date hereof.
Based upon and subject to the foregoing and subject to the qualifications set forth herein and to any matters, documents or events not disclosed to us, we express the following opinions:
Corporate Status

1.	The Companies have been duly incorporated and are validly existing as besloten vennootschappen met beperkte aansprakelijkheid (private companies with limited liability).

Corporate Power

2.	The Companies have the corporate power and authority to enter into and perform their obligations under the Documents.

Rotterdam, 5 April, 2007
Corporate Action

3.	The Companies have taken all corporate action required by their Articles of Association and by Netherlands law to authorise the signing, execution or delivery of the Documents and the performance by them of their obligations thereunder.

Valid Signing

4.	The Documents have been validly signed, executed and delivered or ratified on behalf of the Companies.
The opinions expressed above are subject to the following qualifications:
(A)	As Netherlands lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Documents under the laws of the State of New York and the obligations of the parties to the Documents and we have made no investigation of that meaning and purport. Our review of the Documents and of any other documents subject or expressed to be subject to any law other than Netherlands law has therefore been limited to the terms of these documents as they appear to us on their face.

(B)	The information contained in the Extracts does not constitute conclusive evidence of the facts reflected in them.

(C)	Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its trustee in bankruptcy (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in the articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. We cannot assess whether the interest of the Companies were served by their entering into the Documents, as this is a matter of fact.

(D)	Pursuant to Article 2:207c NCC, a besloten vennootschappen met beperkte aansprakelijkheid may not grant loans (leningen verstrekken), provide security (zekerheid stellen), give a price guarantee (koersgarantie geven) or otherwise bind itself, whether jointly and severally or otherwise with or for third parties (zich op andere wijze sterk maken of zich hoofdelijk of

Rotterdam, 5 April, 2007
anderszins naast of voor anderen verbinden) with a view to (met het oog op) the subscription or acquisition by third parties of shares in its share capital or depository receipts. This prohibition also applies to its subsidiaries (dochtervennootschappen). Any transaction in violation of the prohibition is void or voidable.
(E)	The opinions expressed in this opinion letter may be limited or affected by:
a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditor’s rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available to receivers in bankruptcy or creditors in other jurisdictions;

c.	claims based on tort (onrechtmatige daad); and

d.	sanctions implemented or effective in the Netherlands under the Sanctions Act 1977 (Sanctiewet 1977), the Economic Offences Act (Wet Economische Delicten) or European Community Regulations.
Yours faithfully,
On behalf of NautaDutilh N.V.
/s/ A.J.J. Pors

Rotterdam, 5 April, 2007

EXHIBIT A LIST OF DEFINITIONS

“Articles of Association”	a.	in relation to Elan Pharma B.V., the articles of association contained in its deed of incorporation; and

	b.	in relation to Monksland Holdings B.V., its articles of association as they read after the execution of the Deed of Amendment

“Bankruptcy Clerk’s Office”	(i) the insolvency register (Faillissementsregister)held by the Council for the Administration of Justice (Raad voor de Rechtspraak); and (ii):

a.	in relation to Elan Pharma B.V., the Rotterdam court bankruptcy clerk’s office (faillissementsgriffie); and

b.	in relation to Monksland Holdings B.V., the Amsterdam court bankruptcy clerk’s office (faillissementsgriffie)

“Board Resolutions”	the document containing the resolutions of the management board of Elan Pharma B.V. dated 3 April 2007, in which it is, among other things, resolved to enter into and execute the Documents and all documents to be executed and delivered in connection therewith, and the document containing the resolutions of the management board of Monksland Holdings B.V. dated 3 April 2007, in which it is, among other things, resolved to enter into and execute the Documents and all documents to be executed and delivered in connection therewith

“Certificates”	the certificate dated 22 November 2006, signed by Mr. P.H. Bosse on behalf of Elan Pharma B.V. and Mr P.H. Bosse and Mr M.F. Elias on behalf of Amaco

Rotterdam, 5 April, 2007

Management Services B.V., in which it is, inter alia, certified that the copies of the deed of incorporation, the excerpt from the Chamber of Commerce and the copies of the resolutions in respect of Elan Pharma B.V. attached to the certificate are correct and complete, and in full force and effect, and the certificate dated 22 November 2006, signed by Mr. P.H. Bosse on behalf of Monksland Holdings B.V. and Mr P.H. Bosse and Mr M.F. Elias on behalf of Amaco Management Services B.V., in which it is, inter alia, certified that the copies of the deed of incorporation, the excerpt from the Chamber of Commerce and the copies of the resolutions in respect of Monksland Holdings B.V. attached to the certificate are correct and complete, and in full force and effect

“Corporate Documents”	the documents listed in Exhibit B

“Deed of Amendment”	the deed of amendment dated 15 July 2002, which according to the Monksland Extract, is the last amendment to Monksland Holdings B.V.’s articles of association.

“Deeds of Incorporation”	a.	in relation to Elan Pharma B.V., its deed of incorporation (akte van oprichting), dated 3 December 2002; and

	b.	in relation to Monksland Holdings B.V., its deed of incorporation, dated 19 June 1985

“Documents”	the documents listed in Exhibit C

“Elan Extract”	an extract dated 5 April 2007 from the Commercial Register of the Chamber of Commerce and Industry for Rotterdam, relating to Elan Pharma B.V.

“Exhibit”	an exhibit to this opinion letter

Rotterdam, 5 April, 2007

“Extracts”	the Elan Extract and the Monksland Extract

“FSA”	the Netherlands Financial Supervision Act (Wet op het financieel toezicht)

“Monksland Extract”	an extract dated 5 April 2007 from the Commercial Register of the Chamber of Commerce and Industry for Amsterdam, relating to Monksland Holdings B.V.

“NCC”	the Netherlands Civil Code (Burgerlijk Wetboek)

“Netherlands Courts”	the courts of the Netherlands

“the Netherlands”	the Kingdom of the Netherlands excluding Aruba and the Netherlands Antilles

“Resolutions”	the Board Resolutions and the Shareholders Resolutions

“Shareholders Resolutions”	the document containing the resolutions in writing of Monksland Holdings B.V. in its capacity as sole shareholder of Elan Pharma B.V. dated on or about 3 April 2007, in which it is, among other things, approved that Elan Pharma B.V. enters into and executes the Documents and all documents to be executed or delivered in connection therewith, and the document containing the resolutions in writing of Elan Holdings Limited, in its capacity as sole shareholder of Monksland Holdings B.V. dated on or about 3 April 2007, in which it is, among other things, approved that Monksland Holdings B.V. enters into and executes the Documents and all documents to be executed or delivered in connection therewith

Rotterdam, 5 April, 2007

EXHIBIT B

LIST OF CORPORATE DOCUMENTS
1.	a copy of the Articles of Association;

2.	a copy of the Deed of Amendment;

3.	a copy of the Deeds of Incorporation;

4.	a copy of the Board Resolutions;

5.	a copy of the Shareholders Resolutions;

6.	a copy of the Certificates; and

8.	copies of the Extracts.

Rotterdam, 5 April, 2007

EXHIBIT C

LIST OF TRANSACTION DOCUMENTS
1.	a copy of the purchase agreement dated 17 November 2006 between the Co-Issuers, Elan Corporation, plc, the Companies, the subsidiary note guarantors party thereto (together with Elan Corporation, plc and the Companies, the “Guarantors”) and Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and J&E Davy (collectively, the “Initial Purchasers”);

2.	a copy of the registration rights agreement dated 22 November 2006, among the Co-Issuers, the Guarantors and the Initial Purchasers; and

3.	a copy of the indenture dated 22 November 2006, among the Co-Issuers, the Guarantors and The Bank of New York, as Trustee.